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EDITED TRANSCRIPT
OSTK - Q4 2013 Overstock.com, Inc. Earnings Conference Call
EVENT DATE/TIME: JANUARY 30, 2013 / 03:30PM GMT

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CORPORATE PARTICIPANTS

Jonathan Johnson Overstock.com, Inc. - Executive Vice Chairman
Stormy Simon Overstock.com - Co-President
Robert Hughes Overstock.com - SVP of Finance and Risk Management
Patrick Byrne Overstock.com - Chairman and CEO
Dave Nielsen Overstock.com - Co-President
Mark Griffin Overstock.com - VP and General Counsel

CONFERENCE CALL PARTICIPANTS

Nat Schindler BofA Merrill Lynch - Analyst
Sameer Maheshwari SPOT Trading - Analyst
Scott Tilghman B.Riley & Co. - Analyst

PRESENTATION
Operator
My name is Sayid, and I will be our conference operator today. At this time I would like to welcome everyone to Overstock.com's fourth-quarter 2013 earnings conference call. (Operator Instructions). As a reminder, this conference call is being recorded.
I would now like to introduce today's presenter, Mr. Jonathan Johnson of Overstock.com. Please go ahead, sir.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Good morning everyone and welcome to our fourth-quarter and full-year 2013 earnings conference call. Joining me on the phone today are our Chairman and CEO, Dr. Patrick Byrne; our Co-Presidents, Stormy Simon and Dave Nielsen; and our Senior Vice President of Finance and Risk Management, Robert Hughes.
We will start with a forward-looking statement and I will turn that over to Stormy.
Stormy Simon - Overstock.com - Co-President
Thanks, Jonathan. To begin, let us remind you that the following discussion and our responses to your questions reflect management views as of today January 30, 2014, and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in the press release filed this morning and in the Form 10-K filed on February 21, 2013 and the Form 10-Q for the quarter ended September 30, 2013 filed on October 24, 2013.
During this call, we will discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filings with the SEC each posted on our investor relations website contain additional disclosures regarding these non-GAAP measures including reconciliations of these measures to the most comparable GAAP measures. Please review the Safe Harbor statement on slide two.
Jonathan Johnson - Overstock.com - Executive Vice Chairman

Thank you, Stormy. With that out of the way, I would like to turn the call over to Rob to highlight some of the full-year financial results.
Robert Hughes - Overstock.com - SVP of Finance and Risk Management
Thank you, Jonathan. 2013 total net revenue was $1.3 billion, a 19% increase from last year. 2013 gross profit dollars increased by 25% to $247.7 and gross margin improved 90 basis points from last year to 19%. 2013 contribution was $156.1 million, a 16% increase from last year and contribution margin was 12%. 2013 technology and G&A expenses combined increased by 14% to $140 million.
Net income for 2013 increased by $73.8 million to $88.5 million or $3.64 per diluted share. Our 2013 net income results include a $72.7 million net impact of deferred tax valuation release. Operating cash flow for 2013 was $83.6 million, up from $28.1 million in 2012.
Patrick, with that let me turn the call back over to you.
Patrick Byrne - Overstock.com - Chairman and CEO
Thank you very much. I will be leading us through the slides.
Let's go to slide number four. Revenue, nice jump for the year. Note it is really the first time since 2009 that we had a stair-step up so we had a stair-step up and three flat years and now another stair-step up.
Gross profit growth was also handsome. This reflects some product mix shift and some logistics expense reduction. We are getting better and better at certain things. We think -- in logistics. We think that creates a moat around us, but also this reflects a mix shift.
Next, annual gross margin and contribution. We ran at 12%. I've told you that 12.0% to 13% is I think the sweet spot probably actually even 12.0% to 12.5% is the sweet spot for us on an annual basis. There is going to be variations quarter to quarter and so we fell within targets there.
Annual contribution growth, 16%. I have said many times in these calls that I think that contribution dollars is really the best way to measure at least over four quarters. If the market is growing -- now there is some debate about how is the market growing, people say, give numbers out that are double-digit growth but actually brick and mortar -- for online but of course brick and mortar seemed to be generally flat and there's a couple of large online players who are growing quickly but most of the online people are growing in the single digits.
We have said 12% to 15% as the minimum acceptable range for us to be growing. We were 16% for the year but you will see that on the quarter we dropped and that is problematic, something that we are not happy about. We will be talking about that. But on an annual basis 16% was just fine.
I have mentioned several and I will mention again on this call, I will mention again now one way we have modeled out our business is focusing on growing nectar dollars 50% and then -- I am sorry -- focus on growing contribution dollars 50% and -- I am sorry 15%, 1-5 and then say of all of those incremental dollars assume that 50% can fall to the bottom line. And as a baseline model, that would let you model the business and you would see where the earnings power come from and both of those I think are achievable.
However because I have said that a couple of times in the past, I would like to use this opportunity to say that is not, I think, going to be our strategy for this year for 2014. I will be getting back to that subject. Basically we see some opportunities we want to seize now.
Annual operating expense growth, now the red, is the G&A and you will see and I tend to look at the sum of the red and the green and that you see a blip up this year in the G&A, and a lot of that is the cost of fighting the Marin County suit. Net income of $88 million, you all know that.
What I care about a lot is operating free cash flow, said many times and free cash flow at $65 million is fine. Operating cash flow of $83 million, this is a nice business, spinning off a lot of cash but there is a lot more we can do with it.
The quarterly results are not so appetizing as compared to the year results. Do you want to walk through these, Rob, the Q4 page 11?0PM, OSTK - Q4 2013 Overstock.com, Inc. Earnings Conference Call
Robert Hughes - Overstock.com - SVP of Finance and Risk Management
Sure. I will just touch on some of the highlights. So Q4 total net revenue was $397.6 million, a 16% increase from last year. Gross profit dollars increased by 17% to $71.7 million and gross margin improved 10 basis points from last year to 18%. Q4 contribution was $40.5 million, similar to last year and contribution margin was 10.2%.
Q4 technology and G&A expenses combined increased by 19% to $39 million. Net income for Q4 increased by $64.8 million to $73.6 million or $3.01 per diluted share. Our Q4 2013 net income results include a $72.7 million net impact of deferred tax valuation release.

Patrick Byrne - Overstock.com - Chairman and CEO
Okay, thanks. So moving on to slide 12, quarterly revenue growth dropped to me the minimum acceptable range. What happened is boy, things got soft and things started getting soft sometime in December. We had a great Cyber Monday but things did start to get soft across the industry. You will see that what we did was we jammed -- once we recognized that and we made the strategic decision just to jam marketing and keep the sales adequate while we figured out what the softness was. Since mid-December, that was all happening. We discovered that there has been just a lot of news about softness in the retail sector in general coming out but we were surprised by the suddenness with which this hit.
Gross profit growth, basically the same story. This slide 14, the contribution number fell to 10.2%. We do expect it to fall in the fourth quarter because gross margin falls in the fourth quarter because people shift electronics and such so this reflects both the drop of say 1.6 from the previous quarter and that it reflects that decision I just referred to that when starting probably around December 10 or so, that things started surprising us with going a little soft that we spun up some more expensive channels in marketing to keep the revenue line where we expect it because we had sized all kinds of expenses around that and -- but that created a -- that hurt they contribution margin for the quarter.
Slide 15, that ended up with a result of 0% growth which is unacceptable. Now it had -- you see it has slid there for a couple of quarters. It has already not just bottomed out but it is bouncing so far this quarter it is bouncing back, it is a soft bounce back. It is not deteriorating further. A soft bounce back actually a good bounce recently. So I think we have reversed that slide but it was disconcerting and subject to a lot of analysis.
Slide 16, operating expenses. Again, you will see red being G&A, you see a lot of growth in the red this quarter that Jonathan may be addressing that when we discuss legal.
Let's see, slide 17 -- quarterly net income $73 million but of course you know that $72 million of that is the tax asset. However not all of that -- people are going to say well that is a one-time benefit. A couple of comments on that: I think this is real economically, it is real, it is like a certain investor in Nebraska puts it, it is like a receivable from the government running through it. It is like you have got to put a government receivable on your balance sheet. It is real, it is economically real and not all of this deferred tax asset is one time and some of this is R&D that should be repeating to the tune of -- Rob, do you want to quantify what you think the part of this that would be repeating would be?
Robert Hughes - Overstock.com - SVP of Finance and Risk Management
Assuming Congress reenacts the R&D credit which they have historically that it sunsets each year and then they typically have renewed it, annually that could be for us that could be $1 million, $1.5 million maybe even larger depending on what we -- where we focus our R&D efforts.
Patrick Byrne - Overstock.com - Chairman and CEO
Actually, I think for this year, for the past year, it was a little bit larger than that already. Right?
Robert Hughes - Overstock.com - SVP of Finance and Risk Management
Cumulatively over the last several years included in this valuation release is over $6 million of R&D credits.
Patrick Byrne - Overstock.com - Chairman and CEO
Did you say how much of that is for work done in 2013?
Robert Hughes - Overstock.com - SVP of Finance and Risk Management
Did not say.
Patrick Byrne - Overstock.com - Chairman and CEO
If you don't want to say then that is okay with me. Anyway, I thought it was $1.5 million to $2 million. Do you want to correct me on that?
Robert Hughes - Overstock.com - SVP of Finance and Risk Management
I think $1.5 million is right.
Patrick Byrne - Overstock.com - Chairman and CEO
So that will be repeating or going up because much more of what you were doing increasingly can be called R&D. And even setting that aside, I don't consider this -- of course some people will say this is just a one-time benefit. Tax credits are funny things. It is a real economic benefit, it is a real weight on the balance sheet, it really does signify that a third-party has looked at us, made certain judgments about our Company, so I think it is real.
Anyway, moving on. Slide 18, operating and free cash flows again show a nice growth. We have a great business emerging. GAAP inventory turns 37 and 4.8. Now note that the nature of the kind of goods we carry tend to be much lower turning in the conventional retail world, so I am still not happy with 5. I would like to see us get 6, but that is about as best as we are going to get for the type of goods that we carry.
We love the 37 turns on an overall basis. GMROI, 866%, that is fine. Unique customers up slightly versus previous years and these customers are more valuable than customers we were getting a year ago. They spend more, they have nicer lifetime value.
Slide 22, new customers and CPA. Again the number of new customers was essentially the same up a couple thousand versus the fourth quarter of last year. The cost per customer has gone up but again, we are shifting our mix and these are more worthwhile customers.
Customer orders an average order size, slide 23 are just sort of proof points of what I just said.
Gross profit per transaction up $20.51 last year to $23.27 this year in the fourth quarter. And slide 25, corporate employees. Now you see this back in a modest growth phase and it is mostly tech. What we are really doing is becoming a serious tech company, and we are growing a lot of technology. We are adding a lot to technology and technologists. There is some other G&A development but even that other G&A is often stuff that is pretty much on the border of tech and business.
So this is going back to that point about we could model this out as a business growing let's say contribution growing 15% and aiming to make 50% of those increase dollars flow to the bottom line and you could model that and see what kind of business we have, and I think you see we have a really nice business. That is kind of the base case.
But I think that we are, and I have indicated several times I think over the course of the last year that that might be a reasonable way to look at us going forward.
While I do think that earnings power is there, I think that we see some unique opportunities, we see some things that we think are really special opportunities. I will say that there are six of them A, B, C, D, E, F coming due in the first half of this year maybe all by May actually. A, B, C innovations A, B and C are relatively small the first of them actually Bitcoin and there is two more probably on that order of the benefit it does for us at least which I think of as pretty small.
Then there are three large innovations coming D, E and F that are coming March, April, May maybe some that will slide into June. They are so large, they are large but they are also quite expensive. In particular, the last innovation to come is something that probably cost us on the books -- I don't know $8 million to $10 million last year and that is just directly and if you think of it fully loaded, it was probably more on the order of twice that and
I think we have it budgeted for another more than that this year. We will be bringing it to market in Q2. I think it is probably the most fundamental innovation we have done in a long, long time. It has been very expensive but we think that there is a huge market opportunity worth pursuing with it.
So when you think about our business and what our business is or could be stripped down versus our business as we are developing new modules that plug into our existing platform and take us forward, you've got to be aware that there is a great deal now being put into innovation and a much higher percentage of our technology spend I believe can be counted as that kind of spending versus maintenance and just to keep things working than any time in the past.
So with that, slide 26, we will go to questions, and I believe some were mailed in. Jonathan?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
So before we open the line to those who have called in, we have several questions that have been emailed in, and I will go through some of those.
The first has to do with something, Patrick, you mentioned at the end, our accepting Bitcoin. The question is how is it going, are we going to give special deals to Bitcoin users, and what is your thoughts on Bitcoin, Patrick?
Patrick Byrne - Overstock.com - Chairman and CEO
My thoughts on Bitcoin have already been shared widely. I will point out that this is a -- it really did happen just as I've said in the press that I was keeping an eye on Bitcoin for about a year a year and a half ago I think I saw an article I think in Wired or maybe Fast Company but probably Wired was it. I've been keeping my eye on it but waiting until I was seeing some expression from DC about what they felt. They had a hearing and people started saying October, November that they didn't see making Bitcoin legal. So I was well-disposed toward it, and I mentioned that in mid-December; a journalist called and that was one of the questions he asked, and I just kind of casually mentioned that it was on my list of things to do sometime in 2014, and I figured the back half. And the response to it, to that story, was so remarkable it really identified for me how much interest, that there was quite a bit more interest in Bitcoin than was showing up in just the numbers, at that point, which is why on the day before New Year's, December 30, we got on the phone and made a deal with Coinbase -- I had started hearing that it would take maybe only a month to implement instead of three months, and then on New Year's Day a whole bunch of people worked and said they could probably get it done in under 10 days, so they did. So I think it is really a testament to our IT department, our IT, our developers' ability to swarm around a business idea now, get it done quickly when we make a decision.

It was kind of a new technique for us. We've done some hack-a-thons and stuff, but this was largely a new technique, and it worked beautifully. So with that, Jonathan, why don't you--?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
I'd like to comment on it. I was back in New York the last two days participating in a State of New York Department of Financial Services panel conference on Bitcoin. We think it is great. It has lesser fraud risk for the merchant; the interchange fee goes away. There are a lot of benefits for Overstock and we have seen nice adoption and those that have been using Bitcoin are mostly new customers to us. We think that at some point there will be -- Bitcoin will hit a tipping point and like it took time for people to adopt PCs and the Internet, at some point there is a tipping point and this could become -- Bitcoin could become as ubiquitous as PCs and the Internet are now.
It is a safe currency and it has a lot of benefits, and the more it is used if our suppliers begin to use it, it will be a real opportunity for us to shave expenses out of the whole supply chain.
Patrick Byrne - Overstock.com - Chairman and CEO
And get suppliers paid a bit faster and maybe even I think that we will be moving -- making it optional for our colleagues to take some of their pay in Bitcoin once that process is worked out, maybe take bonuses or something. So we want to be part of the ecosystem that develops that.
If we can start paying vendors and some vendors are accepting it and some employers are accepting it, that means there is less that we have to hedge out of or trade out of and the more we can just keep Bitcoins that consumers pay us and send them on to vendors.
Now I think this is going to have to be a bunch of regulatory work and opinions about how all of that gets treated and such and shown on balance sheets and such before we do that.
I would also like to mention I said publicly and this is true, this play is not at all a play on the valuation of Bitcoin. And I said publicly that we are not going to be holding any Bitcoin. I would like -- it is true at this point and it was true when I said it that we are not holding any Bitcoin but I would like to at this point retract that and say it is not out of the question that we will be holding small amounts of Bitcoin. And I personally just to be clear, I personally have gone out in the last days, in recent days, and bought several million dollars of Bitcoin.
So I am no longer bound by that commitment not to trade in Bitcoin myself, and the Company is no longer bound. If we do keep any Bitcoin you will see it show up on our balance sheet but it is not out of the question anymore that you will see us holding a little. Anything else Jonathan?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
No, I think that is good on that topic. Another question that has been sent in is how is our Club O loyalty program performing and can we comment on that?
Patrick Byrne - Overstock.com - Chairman and CEO
Club O is in double digits. It is growing for the year, it grew I will give this, it grew at about 2X the overall company, the topline. We are still working through -- we did a free Club O trial membership in Q4 and of course, how that bears out has something, has everything to do with how many of those members who got a free 90-day membership stay now that it is $20 and so on and so forth. So the analytics and some of the numbers below the topline on Club O are a little fuzzy for us now because we are not sure what is going to stick to our ribs and what isn't. But we should have by probably the end of Q1 a better idea of how that promotion worked this way of acquiring of O customers. But I can say that it is double-digit and grew about twice the rate of the Company for the year.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Dave, anything to add?
Dave Nielsen - Overstock.com - Co-President
No, I think Patrick has covered it very nicely.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Okay. A couple of questions came in asking us to comment on international and where we see ourselves in international expansion?
Patrick Byrne - Overstock.com - Chairman and CEO
Before we do that, can I just say, Jonathan, I see a couple of questions I may be on a different list than you but about lawsuits and patent trolls. Can you and/or Mark Griffin handle any of those questions about the law first?

Jonathan Johnson - Overstock.com - Executive Vice Chairman
You bet. I would be pleased to. So on the lawsuit front, we fought hard in 2013 the case by the California District Attorneys, and as Patrick mentioned, as we went through the slides, we spent a lot fighting that. At the beginning of the year, just after the first of the year, the judge came out with a tentative ruling, assessing us civil penalties of nearly $7 million, and those are reflected in our 2013 and in our Q4 financials.
So I would say we spent about -- including what we have accrued for the penalty, which we will of course appeal, we have spent about $14 million in 2013 defending that suit. The appeal -- I'm sorry in 2013, defending that suit.
The appeal in 2014 will cost us something, but nothing on that order of magnitude or even close to that order of magnitude. We do think the judge took some novel opinions in his decision, and if what he has said applies to us and the whole industry, it really changes the way the merchants need to market and we think that on appeal a higher court will look at what has been done and what can be done. We are confident we have a good appeal.
We continue to fight patent troll suits, patent trolls claim to have invented the Internet or the cookie or the shopping cart or some such thing just about every day and we have our junkyard dog reputation that we have earned and will continue to burnish in fighting those.
The prime broker our case against Goldman and Merrill is fully briefed, on appeal and we are just waiting for a hearing date from the California Court of Appeals and there are really two issues that the Court of Appeals will look at. One, whether the information that Goldman and Merrill wanted to be held in confidence and redacted will be released to the public. We think there is a very good chance that that information will be released to the public.
Two, whether the judge was correct in granting summary judgment against us. Again we are confident in our briefing of that and are eager to get in front of the Court of Appeals. That is a quick rundown on our legal matters.
Patrick Byrne - Overstock.com - Chairman and CEO
Could I offer two footnotes on that, Jonathan?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Please do.
Patrick Byrne - Overstock.com - Chairman and CEO
I would say that in the second -- regarding the Goldman suit -- the second there is a 2b if the Appellate Court reconsiders the trial judge's decision regarding summary judgment, my understanding was they are also going to be able to revisit his decision regarding the conversion claim and the conversion. Is that still accurate, Jonathan?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
That is correct. Our case could be much more expansive in scope and penalty.
Patrick Byrne - Overstock.com - Chairman and CEO
Yes, there is a conversion claim that was thrown out early and the appellate court in revisiting that, that is what would have made this a multibillion-dollar lawsuit if we get the conversion claim back in. So there is really a 2a, 2b.
And then going back to the California DA case, I want to mention now that -- when they first notified us of this and I am just going to start at the beginning and Jonathan, you tell as much of this story as you think is appropriate. They were proposing a calculation of damages that it either reached -- it was $4 trill or $14 trillion or quadrillion -- I forget which and gradually their demand for settlement over time sell but nowhere close to anything that we would have considered reasonable and included such demands as we offer all of our customers everything they -- all of their money back for the last 10 years, just ship your product back from the last 10 years. It was kind of crazy claims like that. So Jonathan, do you want to say anything more about why about that?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Yes, there were claims that we offer our customers to put their product back to us, there were demands that we change our name from Overstock because not everything we sell is liquidation. They were looking for damages because we offered $2.95 shipping or free shipping or $1 shipping and it clearly cost us more to ship than that and that was false advertising.
So the DA's positions were, we thought, ridiculous and didn't warrant serious settlement discussions because the DA's, even when they budged, never budged somewhere reasonable. Thus, we fought it. We think when the judge ruled against us on our use of comparison pricing is unreasonable and not supported by case law or statute, and we think we will win on appeal but that is why we are going to keep fighting.
Patrick Byrne - Overstock.com - Chairman and CEO

Or even their expert testimony I would imagine. But anyway. Okay, let's go on. You wanted to speak about international. Let me put Stormy on to start about international.
Stormy Simon - Overstock.com - Co-President
Internationally, gosh, we've had such a slow start. I feel like we talk about this a lot. Here is what I can say about our international business.
This is the year for it. I think it was either A, B, C, D, E, or F in Patrick's list but one of the best things about Overstock is we are a 14-year-old e-commerce company and that can also be one of the worst things at times because we have technology that we built 14 years ago and it has evolved. So internationally, we stepped back, we have taken a fundamental look at what we want and then we have decided how to build it.
So this year we will have a very solid footprint in two countries. I don't want to name them now but we are working through it, and I think there are going to be great things in 2014.
Patrick Byrne - Overstock.com - Chairman and CEO
Two larges countries.
Stormy Simon - Overstock.com - Co-President
Two big countries, and that is it.
Patrick Byrne - Overstock.com - Chairman and CEO
Okay. Jonathan or Dave, do you want to add to that on international?
Dave Nielsen - Overstock.com - Co-President
Nothing to add.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
There is another question that came in on what do we do to ensure quality of sellers so that we are doing quality assurance on products and on the partners that we partner with compared to our competitors?
Patrick Byrne - Overstock.com - Chairman and CEO
Let me suggest Stormy take that and then Dave.
Stormy Simon - Overstock.com - Co-President
How we -- our partners, folks that sell with us, our vendors, we are not a market place and we have never been a marketplace so we know each of these folks. We have relationships with them. We know what products they are putting on our site. So I think that we don't get shady people -- if we get shady people we wouldn't do business with them. But that is really our check and filter system is just it is not an open market.
Overstock handles every single customer care call. We have to stand behind every product that we sell, and in order to do that, we have to vet those selling on our site.
Dave, do you have anything to add to that?
Dave Nielsen - Overstock.com - Co-President
I would just add that our partner program, those partners that sell on our site, that description partner is truly what it is. We bring them into Salt Lake once a year for a couple of days of seminars and training sessions. We work with them in every sense of the word. I would just echo what Stormy said, it is not a marketplace. Things that are not of quality or value are not on our website.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Okay, great. Next question has to do with supply chain competitiveness. What are we doing to increase our competitiveness and in particular, compete with some of our competitors out there?
Patrick Byrne - Overstock.com - Chairman and CEO
Dave, do you want to start off?
Dave Nielsen - Overstock.com - Co-President
Sure, or Stormy, you can as well.
Stormy Simon - Overstock.com - Co-President

Either way. I think that Overstock, we are evolving the business services that we offer so yes, we sell things on site. But as we get to know the merchandisers and the vendors in the e-commerce world, they sell in many places, and we have to accommodate their different needs. So for Overstock, we offer photography services, we offer the customer care aspect.
So I am not sure in the Amazon world how strict they are as to the guidelines of what makes it on their site and how they move it. We have been very restrictive on who sells on our site as we just said. So I see that we could open the floodgates and say everybody who sells on Amazon can sell here but we would be forfeiting something that Overstock has really built which is that protected trusted consumer platform.
Dave Nielsen - Overstock.com - Co-President
I would add to that, Stormy, that our partners we hear from them frequently that the business that they do with Overstock and how we stay competitive is the number of products on our website to the number of eyeballs coming to our website. It is a much more productive account for them. We believe we are very cost competitive, the best you can find and we believe we have -- while there are always opportunities to improve that, we believe building out the balance of the supply chain with additional warehouses, we added an additional warehouse in the fourth quarter, more to come in 2014, all of that is getting our products in conjunction with our partners' products closer to the customers.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Great. A few more questions before we open up the line. Patrick, there is one noting that we had some changes in mid-level and senior management in 2013 and the question is how is the team working together and do you see any holes?
Patrick Byrne - Overstock.com - Chairman and CEO
I don't like commenting too much on co-workers, colleagues but I think our team has never -- actually I have never felt so confident that we have be right people in the right slots. We have a lot of depth and I'm not talking about just the top 20 executives, I'm really far-reaching in this Company. So I love our new coworkers and everyone seems to be getting along fine.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
I would echo that. I think the team is working well together and things are going well.
There is a question about celebrity marketing we did in 2013. We had Snoop Lion do some of our TV ads and open the Snoopermarket on our site and we have used Coach Ditka in ads. Any plans for more celebrity markets?
Stormy Simon - Overstock.com - Co-President
I will take this one. We got really fortunate on the last half of last year to really cross paths with a couple of icons in their fields, Coach Ditka, a huge guy in the 1980s, Hall of Famer; Snoop Dogg, one of the original rappers and just such a huge personality.
So I wouldn't say that there are actual plans to seek out celebrities and open a store for them on Overstock. With Snoop Lion, it worked out just great, Snoopermarket.com, that is where he sells things and to be able to team up with Overstock and do that was a great opportunity. And then for Coach Ditka, just being able to highlight products that he himself likes or picks and create that personality on our site I think is wonderful. But we are not holding a list of celebrities to do this but when the opportunity arises, we would offer that.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Last question is to you, Patrick. Comment on the macro economy and also Overstock's reason for holding precious metal.
Patrick Byrne - Overstock.com - Chairman and CEO
Comments on the macro economy. Well, I think that we are conflating a bubble with a recovery. I think that there is no recovery, there has been no recovery. The Fed is creating $85 billion a year, it is created a financial asset bubble and people see their 401(k) going from $300,000 to $500,000 and they think they made $200,000 and they go out and spend $50,000 of it and that extra $50,000 spending gooses the economy. And I think it is bad, bad for our Republic, bad and we think we have a recovery going on but it is just another bubble.
And I have been watching them do this for much of my life and for the last 14 years with wild abandon and each one gets worse, and it is like watching a junkie kill himself. So that is why we hold some precious metals.
I am a fan of Nassim Taleb, the Black Swan. He has been dining out on the ideas in the Black Swan for about 10 years but actually I was first introduced to him many years earlier for one thing there was a book by Roger Lowenstein -- When Genius Fails -- about the day long-term capital management blew itself up and but he makes the same point there and also certain of my teachers and mentors in life have made this point for me since I was young that the financial world doesn't understand risk, they don't model risk appropriately, they assume everything has certain normal distributions, gouging distributions when in fact life has fat tails.

And because of their bad assumptions regarding the probabilities of events, they see less risk in these systems than there really is and it makes the financial system be more fragile and less robust than we think it is. In reality this is one of Taleb's points that in reality there is much more fragility in the system.
And so we are determined to make Overstock robust in the face of that fragility and that includes owning some precious metals and maybe some Bitcoin. It is all about making -- it is not a big directional bet, we aren't trying to goose our income statement or something by trading in precious metals, it is that we have acquired enough and probably will acquire a little bit of Bitcoin enough that it will make us more robust in the face of a severe downturn. Okay?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Thanks, Patrick. Mark Griffin, our General Counsel has come in and grabbed my shirt collar. He needs to correct something that I said. So, Mark, here you go.
Mark Griffin - Overstock.com - VP and General Counsel
I was listening in on the call. The discussion about the conversion claim in the California brokerage case was incorrect. We didn't appeal that component, it was determined that it was essentially a correct ruling and there was some tension between that claim and other solid claims in the appeal, so they forewent the appeal on that issue.
Patrick Byrne - Overstock.com - Chairman and CEO
Mark, sorry. I did not know that was the final decision.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
So we have taken our email questions. You can open the line-up for those that have called in.
Operator
(Operator Instructions). Nat Schindler, Bank of America Merrill Lynch.
Nat Schindler - BofA Merrill Lynch - Analyst
Thank you. I feel a little bit like a broken record because I think I ask this question a lot but it still remains a real challenge to understanding you guys.
As you continue to grow on your topline basically entirely on the back of average order size, you have explained that with mix shift towards different product categories, housewares is a much higher average order size category. How much further can you go that way? How much of your business right now is housewares or in the high average order volume or high ASP categories?
Patrick Byrne - Overstock.com - Chairman and CEO
I don't see it going any -- I don't think you see it going up more. Dave, do you?
Dave Nielsen - Overstock.com - Co-President
Actually, no. And we are not necessarily pushing it to go in that direction. The market is going in that direction, and we follow. But no, we are settling onto a nice run rate in terms of --.
Patrick Byrne - Overstock.com - Chairman and CEO
Dave, just a moment. Our growth rate in those categories is still -- it is going to continue to cause a smaller mix shift if they stay where they are now, isn't it?
Dave Nielsen - Overstock.com - Co-President
Yes, we have considerable growth 2X the growth of the Company for the year in those key categories but it is -- we have seen as you have mentioned the softness over the last few weeks. We have seen that soften as well but it will become less and less of a mix shift.
Nat Schindler - BofA Merrill Lynch - Analyst
Okay. I had several people ask whether or not you guys are a -- because of your move toward, your heavy emphasis now on housewares and furniture whether or not you are a real play on housing recovery. Do you feel that you guys benefit from the housing recovery or do you not see any real correlation there, you are just coming into a category that e-commerce hasn't done as well yet?
Patrick Byrne - Overstock.com - Chairman and CEO
I think there is a correlation. I have drawn that correlation to the attention of my colleagues. But it is not as strong, we know when we are selling to somebody who has just moved into their home, and we do a lot of that kind of research, and we get information about people who have moved and stuff. It is not a remarkable part of our business. It is as much -- we have become as much or more a part of your kid goes to college dorm room or you're going to redo your living room and you come to us. That is really the bulk of that home business. But there is a small amount that has to do with new housing development. That part will be linked to housing recovery, house marketing activity.
Nat Schindler - BofA Merrill Lynch - Analyst
And on the marketing side, your marketing spend did increase a lot. You said you jammed in some marketing as the softness occurred in December. I know you don't tend to comment too much, but is that softness extended into the first quarter, not necessarily with you but across e-commerce, do you see that occurring or was this a very Q4 specific event?
Separately on the marketing, I know in Q3 you were hampered by Google's Hummingbird change. Is that still a major driver of that increase in marketing as a percentage of revenue or was this increase totally separate from that?
Patrick Byrne - Overstock.com - Chairman and CEO
I'm going to turn it over to Dave except I'm going to answer the last part. The Hummingbird thing was a relatively short-term anyway. It was a third-quarter event. We are fine, in fact we love Google search algorithm and we think we have gotten good at giving Google the information their search algorithm wants. So this isn't about the Hummingbird change. In fact, we ended up bouncing that back satisfactorily. With that said, Dave, why don't you continue?
Dave Nielsen - Overstock.com - Co-President
Thanks, Patrick. Nat, as Patrick mentioned earlier in the call, we have seen a slight rebound that wasn't just fourth quarter, we have seen this challenge with paid advertising And as we mentioned in our press release, paid and online advertising continues to become more and more costly and we are evaluating all of our marketing channels for efficiencies and where we can find opportunities and that is the nature of the marketing business is to always be looking for that next win or that next opportunity to gain efficiencies. But as Patrick mentioned, we have seen that slowness start to pick back up.
Nat Schindler - BofA Merrill Lynch - Analyst
Okay. Final question. I know Jonathan went into length about all the legal things not so much -- the challenge of modeling you obviously is that these are impossible to predict but it seems to have gotten to the point that as a percentage of your size of business, you are in a relatively large amount of -- you are spending a large amount on legal. Do you find this as distracting from your business and for management?
Patrick Byrne - Overstock.com - Chairman and CEO
I don't at all. I don't at all because I turn this all over to Jonathan to manage. Jonathan, why don't I call on you?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Litigation is never fun, and we do our best to make sure it is not distracting, and if I had to answer distracting or not, I would say not. And while we are involved in -- you say we may be involved in an inordinate amount of litigation, I'm not sure that is right. When we look at some of our e-commerce competitors like Sears and JCPenney, we are co-defendants on almost all of the patent troll suits with them and with Newegg and others, and I think that our decision to fight these rather than settle means that we have less of them than we otherwise would and in fact, not infrequent that a patent troll will sue us, realize our reputation and get out quickly.
One other thing I would say is we are hopeful that Congress is going to act and put a limit to patent troll litigation. The House has already acted, the Senate is looking at it, the President in his State of the Union on Tuesday night called for Congress to act on it. It is probably bad business to bet on Congress ever acting on anything, but this feels like one that they will act on.
Patrick Byrne - Overstock.com - Chairman and CEO
I would say there are times when it is distracting when our executives have to get deposed about stuff that happened 10 years ago or something, take days out of their schedule. That is a distraction but it doesn't happen a huge amount of the time. There was quite a buildup involved with this California DA case but in general, I would say it is a de minimus part of each executive's time other than Jonathan and Mark Griffin and the legal teams.
Nat Schindler - BofA Merrill Lynch - Analyst
Okay, thank you.
Operator
[Sameer Maheshwari], [SPOT Trading].
Sameer Maheshwari - SPOT Trading - Analyst
Thanks for taking the question. I had a question again in sales and marketing up 52% versus 17% revenue growth. It seems like obviously net income of less than $1 million if you removed the deferred tax asset and free cash flow was negative. I know you said look at deferred tax asset as real and it apparently is in a financial sense but going forward you talked a little bit on the last questions about sales and marketing costs still probably remaining elevated.
Is that going to be hard to then maintain positive net income and basically free cash flow outside of any benefits from the deferred tax assets?
Patrick Byrne - Overstock.com - Chairman and CEO
I don't think so because first, just notice that part of that growth in marketing, part of it is the reason we have discussed already. Part of the growth and also let me draw your attention -- so part of it was filling the shoulder, this slump that came on us suddenly. We thought it was really just affecting us, and we jammed things. Also the Club O free trial was, we look at things a little bit different internally, but the effects of the Club O free trial have some effect on that.
Also the mix shift, we are switching to -- not consciously or not so deliberately we are letting the data drive itself -- but the mix shift is generally away from commodity products to higher-margin products on which it makes sense to spend another few points marketing them. That is part of what is going on.
All of that said, I am not happy with these marketing results. It is definitely something that we are tearing into and all working as a team. One of the great things about our management team now is when there's a problem in some area, everyone comes to the rescue of that executive and works through.
What we have been focusing a lot on in the last year or two is what I thought of as a technology deficit or we certainly had more ideas than we had built in terms of marketing technology, we now have the resources and the demand structure that we are getting a huge amount of technology projects done, and we see them on our site and they work but that is expensive.
And anyway it has taken -- I think that we have probably lost a step or two on certain aspects in what we used to do in marketing that we haven't been so focused on for the last year or two so we are sort of now we are shifting our attention back into those areas. It has to do with market spend and brand spend. It has to do with how and where we spend our branding dollars and how and when we spend our online marketing dollars.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Patrick, if I could just add one thing, and I know that you are really averse to talking about one-time expenses, but because Sameer mentioned that -- he said that deducting the valuation allowance I think doing that you also have to look at the $14 million that we spent on the California DA case. Half of that coming in the fourth quarter in the form of a penalty did affect the bottom line.
Patrick Byrne - Overstock.com - Chairman and CEO
So I hate the whole "one-time game" people play, earnings before expenses, but we have some "one-time" -- in our income statement this quarter there are some significant elephants -- I like to speak of elephants moving back and forth under the table, and there are some pretty big elephants that moved back and forth in the fourth quarter both ways.
Robert Hughes - Overstock.com - SVP of Finance and Risk Management
I would also add, Patrick, this is Rob, that if you look at the cash flow statement you will see that we subtracted the release of the allowance on the deferred tax assets out of cash flow. So it didn't boost the operating cash flow.
Patrick Byrne - Overstock.com - Chairman and CEO
Should alert people, there was a boost in the cash flow related to the timing of Cyber Monday because we pay our vendors 30 days after the events, that slipped one large payment out of 2013 into first few days; what day was Cyber Monday this year, Rob? 2013?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
December 1.
Patrick Byrne - Overstock.com - Chairman and CEO
December 1. So that had some effect, it does not explain where we have had I think a really nice increase in operating cash flow and free cash flow. But you ought to be aware that there is a chunk of that that just comes from that effect which gets reversed the next year.
Operator
Scott Tilghman, B. Riley.
Scott Tilghman - B.Riley & Co. - Analyst

Thanks. Good morning. I wanted to touch on a few things. First off on the direct business, it had been sort of flattish over the last few quarters took a big hit this quarter. I know most of the emphasis now is more on the fulfillment partner side but was wondering if you could comment on your thinking around the direct model over the next couple of years especially Stormy mentioned that you might be entering some international markets and what might be the best approach there?
Dave Nielsen - Overstock.com - Co-President
We keep the direct model open and it is not a focus of ours in terms of growing. Four years ago, five years ago, we were at 20% of our revenue was coming from that and now we are down to around the 10%ish range. So we have continued to partner with our partners and hand off those direct products. We are not in the business of wanting to develop product categories ourselves, that is not who we are. As Patrick says, we are a technology company, we bring our partners in but it does afford us the ability to process returns, we handle returns and the experience there and stormy can probably speak to the international piece of this better.
Patrick Byrne - Overstock.com - Chairman and CEO
Actually I am going to take that for Stormy. I would say that it is part of our international plan but you won't see us tying up our own capital internationally to any significant degree. But we are developing the capacity to have good international logistics and pre-positioned inventory outside the US borders.
Scott Tilghman - B.Riley & Co. - Analyst
Fair enough. Also had a few questions on the expense side and you've talked a little bit about the sales and marketing impacts from fourth quarter. It sounds like there is -- not to use the term again -- but a one-time item in there and then a structural component. Was wondering if maybe you could disaggregate the incremental spending and maybe give some directional comments around what portion is which?
Patrick Byrne - Overstock.com - Chairman and CEO
Well, since some part -- you are talking about the marketing spend?
Scott Tilghman - B.Riley & Co. - Analyst
Right.
Patrick Byrne - Overstock.com - Chairman and CEO
Well, there's -- the effect of the Club O free offer is pretty substantial and I'm not comfortable yet in opining on the effectiveness. We gave away $20 Club O memberships for free for 90 days and people came and spent and there is the internal treatment and then there's GAAP treatment which Rob, do want to just address for a moment the GAAP treatment on that?
Robert Hughes - Overstock.com - SVP of Finance and Risk Management
Just add that Club O reward dollars as they are earned and we subtract against revenue, it is a contra revenue item.
Patrick Byrne - Overstock.com - Chairman and CEO
So we look at it a little bit differently internally. We are going to know a lot more after Q1. In fact, we are going to have a lot of things to talk about in our May shareholder's meeting including that.
So I probably don't want to disaggregate now because it is still in a sense the middle of the experiment.
Scott Tilghman - B.Riley & Co. - Analyst
Okay. Just one question on legal. That has been touched on quite a bit but you mentioned the sort of strategic decision to fight rather than flight or settle given that it tends to reduce the longer-term likelihood of additional suits. But I am wondering at what point you are willing to settle if legal costs become 2X, 3X times the actual settlement charges?
Patrick Byrne - Overstock.com - Chairman and CEO
Well, as far as the California DA case: never, because all of their settlement offers included signing a statement that we will never sign--I will never consider signing. So to me it is very simple: once I see that their settlement statement -- that we would have to admit wrongdoing--I say no we are never going to sign that. So while I am CEO, I am alerting shareholders, that will never get signed. Jonathan, why don't you take the rest of the question?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
Well, Scott, that is a hard question because I think as soon as we spend a lot to earn this reputation, and it doesn't take much settling or flight to unearn that reputation. And like I said, we think that the reputation has paid off on a long-term cost-benefit analysis and there are plenty of cases where the defendants have come and said oh wait, we made a mistake suing you, let us out. That happens, and I think that has been hard-earned, and I don't want to lose it.
Patrick Byrne - Overstock.com - Chairman and CEO

I think that on balance it has definitely saved us money, and it is also just a lot easier to sleep at night with that kind of position. If we've done something wrong or made a mistake, we are willing to account to it and pay, but when we haven't done anything wrong or somebody shows up saying that they patented the idea of having a database with products in it -- I mean these are literally the kind of troll suits we get: somebody comes and says sometime in the mid-90s somebody issued me a patent thing on the idea of having a database that is going to show products on an Internet site.
They patented e-commerce as far as they are concerned, so there is just no way -- if you start paying them $1 million or $2 million to go away then you're going to have 10 more of them, and we have had cases where we know our big competitors have signed very large licensing agreements that we fought in court for a couple million -- when I say very large, like double-digit million licensing agreements with these patent trolls and somebody shows up and said they patented having a shopping cart on their site and our competitors have folded. And we have spent several million dollars to fight, and in some cases have taken their patents away from them, and so we now know of other cases where patent trolls -- well there are cases where patent trolls pass over altogether, and there are cases where patent trolls fight us a little bit and then say basically what do we have to do to get out of this suit?
And sometimes, and I think in one case we didn't even let them, we kept it in and kept fighting because we thought correctly that we would be able to take away their patent, and that is what we ended up doing.
So you can always -- it is a strategy where the costs are clear, the benefits are less tangible, less measurable, but we definitely think that on balance it is to the economic benefit for the patent troll world to know and not just the patent trolls -- that when it comes to lawsuits, if we have done something inadvertently wrong, we own it, and we do thousands of times a day with our customers, but we don't fold and that we are always going to give as good a fight as we got.
Scott Tilghman - B.Riley & Co. - Analyst
Let me squeeze one last question in if I may, with the caveat that my family recently became an Overstock customer for the first time. Historically, it seems like the Company from a consumer standpoint and from an investor standpoint, has not had a lot of visibility and the marketing during the fall in particular seemed to help that. Obviously, the focus is on nurturing the call to O members. But I'm just trying to think about what you are going to do going forward to begin to convert some of the other customers that maybe have heard the brand name in the past, don't have it top of mind when they go to make a new purchase. What type of additional marketing might be necessary or how shifts in the marketing message might be accommodated to reach out to that large customers set that isn't part of the core customer base?
Patrick Byrne - Overstock.com - Chairman and CEO
That is a great question. It is really at the heart of our internal deliberations right now. I think that we will have a strategy, we will definitely have a change in the strategy for 2014, decided upon in the next month or two, and we will be able to discuss it probably in a limited way in the May shareholder meeting or in the conference call. So I don't want to talk about any changes right now other than pushing Club O.
We love Club O. It is great for us when good loyal customers switch from just being loyal customers to switch to Club O. It is great for the economics are great for us, it is great for them and basically saves us a bunch of marketing dollars that we can share back with them. So that is part of our strategy that we can discuss right now but the rest of the brand strategy and such I would like to defer at least until May.
Scott Tilghman - B.Riley & Co. - Analyst
Great. I appreciate you taking the questions.
Jonathan Johnson - Overstock.com - Executive Vice Chairman
We have run over an hour, Patrick. I think we should probably cut it off. Anything you would like to say in closing?
Patrick Byrne - Overstock.com - Chairman and CEO
Well, I consider actually -- it was a bumpy end, but a great year, made a bunch of money. If taxes are real so are -- and NOLs, and so are our R&D tax credits and as far as I can tell taxes are real. More importantly I am getting away from -- and I guess in the abstract I love the idea of just saying let's focus on growing the contribution dollars 12% to 15% per year. That is the industry growth rate at least the topline and one can assume if that is the industry growth rate topline is probably industry growth rate on contribution dollars. And then focus on expense management to keep it at half of the increase in dollars.
As nice as that sounds in the abstract, as we did our strategic planning this year we realized there are just some opportunities that are so juicy and in fact, we don't even want to spread them across the year, we want to get them done and if you are in the inside and you are a shareholder and you are on the inside of the Company and you saw these opportunities you would be I think saying boy, jump on those, get those built as quickly as you can.
So the constraint is how fast can we work on these opportunities within our management abilities within our ability to manage simultaneously a bunch of different projects? We do have -- and so we have a lot of projects crossing the finish line between now and May. I think that as a very large shareholder myself and in consultation with other large shareholders, I know that we all feel the same way that if we have these -- we've got a nice shift made $88 million, made $15 million without the tax asset at this point it becomes that is a nice -- I don't want to say we're going to turn into a venture-capital company because we are not but we do see, we see opportunities to build things that no one else has built yet that plug right into our current model and we have gotten good at some things, very good and these other modules leverage that.
So we do see ourselves investing in this eco system right around us because we are open to begin -- to making -- open to the possibility that there is a big stair-step up for us someday.
So I will close on that note. Jonathan, Dave, do you want to add anything? Stormy?
Jonathan Johnson - Overstock.com - Executive Vice Chairman
We thank our shareholders for calling in and listening and we will talk to them in three months. Thanks.
Operator
Ladies and gentlemen, this concludes our conference call. You may all disconnect and have a wonderful day.

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